Exhibit 5.1

April 2, 2007	Mayer, Brown, Rowe & Maw LLP 214 North Tryon Street Suite 3800 Charlotte, North Carolina 28202-2137

Main Tel (704) 444-3500 Main Fax (704) 377-2033 www.mayerbrownrowe.com
ProLogis
4545 Airport Way
Denver, Colorado 80239

Re:	Registration Statement on Form S-8 ProLogis 2006 Long-Term Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to ProLogis, a Maryland real estate investment trust (the “Trust”), in connection with the proceedings (the “Trust Proceedings”) taken and to be taken relating to the registration by the Trust of an aggregate of 1,839,187,500 of its common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), with the Securities and Exchange Commission (the “SEC”) in connection with the ProLogis 2006 Long-Term Incentive Plan (the “Plan”). We have also participated in the preparation and filing with the SEC under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) relating to the Common Shares.
     As counsel to the Trust, we have examined originals or copies certified to our satisfaction of the Trust’s Amended and Restated Declaration of Trust and Amended and Restated Bylaws, resolutions of the Board of Trustees and such other Trust records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Trust. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.
     Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that, upon completion of the Trust Proceedings, the Common Shares, when issued and delivered in accordance with the Trust Proceedings and the Plan, will have been legally issued, fully paid and nonassessable.
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Mayer, Brown, Rowe & Maw LLP
ProLogis
April 2, 2007

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP